Exhibit 99.2

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Roadway Next Day Corporation
Quarters ended June 21, 2003 and June 15, 2002

Roadway Next Day Corporation
Condensed Consolidated Balance Sheets (Unaudited)

                                                            JUNE 21, 2003   December 31, 2002
                                                            ---------------------------------
                                                                   (in thousands)
Assets
Current assets:
  Cash and cash equivalents                                 $      11,703     $      12,992
  Accounts receivable, net                                         20,058            24,785
  Assets of discontinued operation                                      -            87,431
  Other current assets                                              7,028             6,618
                                                            -------------------------------
Total current assets                                               38,789           131,826

Carrier operating property, at cost                               101,723           100,854
Less allowance for depreciation                                    14,959            10,240
                                                            -------------------------------
Net carrier operating property                                     86,764            90,614

Goodwill, net                                                     269,093           269,093
Other assets                                                       20,934            22,511
                                                            -------------------------------
Total assets                                                $     415,580     $     514,044
                                                            ===============================

Liabilities and shareholders' equity Current liabilities:
  Accounts payable                                          $      11,839     $      14,209
  Salaries and wages                                                9,066             8,522
  Payable to Roadway Corporation                                   11,732            33,703
  Liabilities of discontinued operation                                 -            32,407
  Other current liabilities                                         5,008             4,209
                                                            -------------------------------
Total current liabilities                                          37,645            93,050

Long-term liabilities:
  Casualty claims and other                                         8,553             8,456
  Deferred income taxes                                            10,476            10,666
  Payable to Roadway Corporation                                  270,279           273,513
                                                            -------------------------------
Total long-term liabilities                                       289,308           292,635

Parent company investment                                          88,627           128,359
                                                            -------------------------------
Total liabilities and shareholders' equity                  $     415,580     $     514,044
                                                            ===============================

Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See notes to condensed consolidated financial statements.

Roadway Next Day Corporation
Condensed Statements of Consolidated Income (Unaudited)

                                                             Twelve Weeks Ended
                                                              (Second Quarter)

                                                        JUNE 21, 2003   June 15, 2002
                                                        -----------------------------
                                                               (in thousands)
Revenue                                                 $      50,372   $      49,594

Operating expenses:
   Salaries, wages and benefits                                33,217          33,329
   Operating supplies and expenses                              6,298           4,974
   Purchased transportation                                       449             458
   Operating taxes and licenses                                 1,445           1,401
   Insurance and claims                                           885           1,164
   Provision for depreciation                                   2,399           2,736
   Loss (gain) on sale of property                                 51             (20)
                                                        -----------------------------
Total operating expenses                                       44,744          44,042
                                                        -----------------------------
Operating income from continuing operations                     5,628           5,552
Other (expense), net                                           (5,759)         (5,873)
                                                        -----------------------------
(Loss) from continuing operations before income taxes            (131)           (321)
Income tax expense (benefit)                                       75            (251)
                                                        -----------------------------
(Loss) from continuing operations                                (206)            (70)
(Loss) income from discontinued operations                       (302)          1,038
                                                        -----------------------------
Net (loss) income                                       $        (508)  $         969
                                                        =============================

                                                           Twenty-Four Weeks Ended
                                                                (Two Quarters)

                                                        JUNE 21, 2003   June 15, 2002
                                                        -----------------------------
                                                               (in thousands)

Revenue                                                 $      99,198   $      95,003

Operating expenses:
   Salaries, wages and benefits                                67,284          64,647
   Operating supplies and expenses                             12,937          10,183
   Purchased transportation                                       991             841
   Operating taxes and licenses                                 2,852           2,778
   Insurance and claims                                         2,060           2,207
   Provision for depreciation                                   4,773           5,555
   Loss (gain) on sale of property                                 60             (71)
                                                        -----------------------------
Total operating expenses                                       90,957          86,140
                                                        -----------------------------
Operating income from continuing operations                     8,241           8,863
Other (expense), net                                          (12,053)        (11,810)
                                                        -----------------------------
(Loss) from continuing operations before income taxes          (3,812)         (2,947)
Income tax (benefit)                                           (1,327)         (1,146)
                                                        -----------------------------
(Loss) from continuing operations                              (2,485)         (1,801)
(Loss) income from discontinued operations                       (155)          1,162
                                                        -----------------------------
Net (loss) income                                       $      (2,640)  $        (639)
                                                        =============================

See notes to condensed consolidated financial statements.

Roadway Next Day Corporation
Condensed Statements of Consolidated Cash Flows (Unaudited)

                                                      Twenty-four Weeks Ended
                                                         (Two Quarters)

                                                   JUNE 21, 2003   June 15, 2002
                                                   -----------------------------
                                                          (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
(Loss) from continuing operations                  $      (2,485)  $      (1,801)
Depreciation and amortization                              6,454           6,489
Other operating adjustments                                3,064          25,970
                                                   -----------------------------
Net cash provided by operating activities                  7,033          30,658

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating property                   (1,232)         (3,912)
Sales of carrier operating property                          248             348
                                                   -----------------------------
Net cash (used) by investing activities                     (984)         (3,564)

CASH FLOWS FROM FINANCING ACTIVITIES
Transfer to parent                                        (7,300)        (39,086)
                                                   -----------------------------
Net cash (used) by financing activities                   (7,300)        (39,086)

Net (decrease) in cash and cash equivalents from
continuing operations                                     (1,251)        (11,992)
Net (decrease) in cash and cash equivalents from
discontinued operations                                      (38)         (5,163)
Cash and cash equivalents at beginning of period          12,992          29,469
                                                   -----------------------------
Cash and cash equivalents at end of period         $      11,703   $      12,314
                                                   =============================

See notes to condensed consolidated financial statements.

Roadway Next Day Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)

Note 1--Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the twelve and twenty four weeks ending June 21, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. For further information, refer to the consolidated financial statements and footnotes thereto included in the Roadway Corporation Annual Report on Form 10-K for the year ended December 31, 2002.

The Company completed the required transitional goodwill impairment test under SFAS No. 142 for all reporting units effective June 21, 2003 which did not indicate any impairment. The Company expects to perform the required annual goodwill impairment assessment on a recurring basis at the end of the second quarter each year, or more frequently should any indicators of possible impairment be identified.

The Company operates in one business segment, New Penn Motor Express, Inc., which provides regional next-day LTL service primarily in New England and the Middle Atlantic states.

Note 2--Accounting Period

The Company operates on 13 four-week accounting periods with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter.

Note 3 - Discontinued operations

On December 26, 2002, the Company entered into an agreement to sell Arnold Transportation Services (ATS) to a management group led by the unit's president and a private equity firm, for approximately $55,000,000. The ATS business segment was acquired as part of the Company's purchase of Roadway Next Day in November 2001, but did not fit the Company's strategic focus of being a LTL carrier. The transaction was completed on January 23, 2003. The Company did not recognize a significant gain or loss as a result of this transaction.

The Company has reported the ATS results as a discontinued operation in the accompanying financial statements and, unless otherwise stated, the notes to the financial statements for all periods presented exclude the amounts related to this discontinued operation.

The following table presents revenue and income from the discontinued operations for the two quarters ended June 21, 2003 and June 15, 2002. The two quarters ended June 21, 2003 includes results of operations only through the disposal date, January 23, 2003.

                                                   TWELVE WEEKS ENDED            TWENTY-FOUR WEEKS ENDED
                                                     (SECOND QUARTER)                 (TWO QUARTERS)
                                              JUNE 21, 2003   June 15, 2002   JUNE 21, 2003   June 15, 2002
                                              -------------------------------------------------------------
                                                                       (in thousands)
Revenue                                       $         -     $      41,146   $       9,267   $      79,347
                                              =============================================================
Pre-tax income from discontinued operations            (461)          1,713            (263)          1,925
Income tax (benefit) expense                           (159)            675            (108)            763
                                              -------------------------------------------------------------
(Loss) income from discontinued operations    $        (302)  $       1,038   $        (155)  $       1,162
                                              =============================================================